Ceasing Control of Credit Suisse Strategic
Income Fund A

As of October 31, 2016, No Shareholder owned more than 25% or more of the Fund. As of April 30, 2017, No Shareholder owned more than 25% or more of the Fund Accordingly, No Shareholder is considered a controlling person of the Fund.

Ceasing Control of Credit Suisse Strategic
Income Fund C

As of October 31, 2016, UBS WM USA owned
250,009 shares of the Fund, which represented
36.48% of the outstanding shares. As of April 30,
2017 Wells Fargo owned 584,844 shares of the
Fund, which represented 41.59% of the outstanding
shares.    Accordingly, shareholder ceased to be a
controlling person of the Fund.

Ceasing Control of Credit Suisse Strategic
Income Fund I

As of October 31, 2016, Merchant Holdings
("Shareholder") owned 2,349,771 shares of the
Fund, which represented 37.56% of the outstanding
shares.  As of April 30, 2017 Merchant Holdings
("Shareholder") owned less than 25.00% of the
Fund.   Accordingly, Shareholder ceased to be a
controlling person of the Fund.